Exhibit 10.29

THE TRAVELERS BENEFIT EQUALIZATION PLAN

(As Amended and Restated Effective as of January 1, 2016)

TABLE OF CONTENTS

		Page

ARTICLE I INTRODUCTION		1
1.1	Plan; Purpose	1
1.2	Non-Qualified “Top-Hat” Plan	1
1.3	Plan Document	1
1.4	Effective Date of Document	1

ARTICLE II DEFINITIONS AND CONSTRUCTION		2
2.1	Definitions	2
2.2	Forum Selection and Choice of Law	4

ARTICLE III PARTICIPATION		5
3.1	Participation	5

ARTICLE IV SUPPLEMENTAL BENEFITS		5
4.1	Supplement Benefits	5
4.2	Derivation of Supplemental Benefits	5
4.3	Time and Form of Payment	6
4.4	Earnings Crediting for Accounts	8
4.5	Special Rules	9

ARTICLE V DISTRIBUTIONS AFTER DEATH		9
5.1	Survivor Benefits Prior to Benefit Commencement Dates	9
5.2	Payment After Benefit Commencement Dates	10
5.3	Beneficiary Designation	10
5.4	No Other Survivor Benefits	10

ARTICLE VI CONTRACTUAL OBLIGATIONS AND FUNDING		10
6.1	Payment of Benefits	10
6.2	Corporate Transactions	10
6.3	Funding	11

ARTICLE VII AMENDMENT AND TERMINATION OF PLAN		11
7.1	Right to Amend or Terminate	11
7.2	Limits on Effect of Amendment or Termination	12

ARTICLE VIII ADMINISTRATION/CLAIMS PROCEDURES		12
8.1	Administration	12
8.2	Correction of Errors And Duty to Review Information	13
8.3	Claims Procedure	13
8.4	Indemnification	14
8.5	Exercise of Authority	14
8.6	Telephonic or Electronic Notices and Transactions	14

ARTICLE IX MISCELLANEOUS		14
9.1	Nonassignability	14
9.2	Withholding	15
9.3	Successors of Travelers	15
9.4	Employment Not Guaranteed	15
9.5	Gender, Singular and Plural	15
9.6	Captions	15
9.7	Validity	15
9.8	Waiver of Breach	15
9.9	Notice	15
9.10	Facility of Payment	15

APPENDIX A EXECUTIVE SAVINGS PLUS		1

i

THE TRAVELERS BENEFIT EQUALIZATION PLAN

ARTICLE I

INTRODUCTION

1.1                               PLAN; PURPOSE.  THE TRAVELERS BENEFIT EQUALIZATION PLAN is sponsored by The Travelers Companies, Inc. to attract high-quality executives and to provide eligible executives with the additional benefits they would have received under the Retirement Plan but for the limits imposed on the compensation that can be taken into account under the Retirement Plan (Code § 401(a)(17)), the limits imposed on the benefits accrued and payable under the Retirement Plan (Code § 415(b)), or the reduction in the compensation base under the Retirement Plan as a result of an election to reduce compensation and make elective deferrals under a nonqualified deferred compensation plan of the Company or an Affiliate.

The Plan was initially adopted effective January 1, 1976 as The St. Paul Companies, Inc. Excess Benefit Plan, and has been amended and restated from time to time thereafter.  Effective January 1, 2005, the Plan was amended to “freeze” the Executive Savings Plan component of the Plan (which now appears in Appendix A).  Effective January 1, 2009, the Plan was amended and restated to bring the Plan into full documentary compliance with Code § 409A, and also to reflect the merger of the Travelers Benefit Equalization Plan with and into the Plan.  From January 1, 2005 to its restatement effective January 1, 2009, the Plan was operated in good faith compliance with Code § 409A.

Participants in the Plan who are not Active Participants at any time on or after January 1, 2005 — which is the effective date of Code § 409A — are intended to be “grandfathered” and thus exempt from the application of Code § 409A.  The rights of such grandfathered Participants will be determined in accordance with the provisions of the Plan in effect prior to January 1, 2005, as such terms may be amended in a manner that preserves “grandfather” status under Code § 409A.

1.2                               NON-QUALIFIED “TOP-HAT” PLAN.

1.2.1                     ERISA Status.  The Plan is a “top-hat” plan — that is, an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA §§ 201(2), 301(a)(3) and 401(a)(1), and therefore is exempt from Parts 2, 3 and 4 of Title I of ERISA.

1.2.2                     Compliance with Code § 409A.  The Plan also is a nonqualified deferred compensation plan that is intended to meet the requirements of paragraph (2), (3) and (4) of Code § 409A.  The terms and provisions of the Plan should be interpreted and applied in a manner consistent with such requirements, including the regulations and other guidance issued under Code § 409A.

1.3                               PLAN DOCUMENT.

1.3.1                     Plan Documents.  The Plan consists of this document, any appendix to this document and any document that is expressly incorporated by reference into this document.

1.3.2                     Modifications by Employment or Similar Agreement.  The Company or an Affiliate may be a party to an employment or similar agreement with a Participant, the terms of which may enhance or modify in some respect the benefits provided under this Plan, including, but not necessarily limited to, an enhancement to or modification of the benefit amount, payment forms and/or other rights and features of the Plan.  The Plan consists only of this document and the core documents referenced in Sec. 1.3.1. Accordingly, any contractual rights that a Participant may have to any enhancement or modification called for under an employment or similar agreement are rights that derive from such agreement and not directly from the Plan.  Nonetheless, the Plan will be applied in a manner that takes into account any enhancements or modifications called for under an enforceable employment or similar agreement as if such provisions were part of the Plan; provided that, no change can be made to the Plan by means of an employment or similar agreement that would not have been allowed by means of an amendment to the Plan (for example, an amendment inconsistent with Code § 409A).

1.4                               EFFECTIVE DATE OF DOCUMENT.  The Plan (as amended and restated in this document) is effective January 1, 2016, to apply to accruals on and after that date, and also to accruals prior to that date with respect to any Participant (or Beneficiary) who has not commenced payment of his/her benefits under the Plan.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1                               DEFINITIONS.

2.1.1                     “Account” means a hypothetical record-keeping account to which the value of a Participant’s Excess Benefit is credited following Separation from Service to ultimately derive the Supplemental Benefit.

2.1.2                     “Administrative Committee” means the committee chartered by the Company to execute the Company’s duties and responsibility as administrator of the Company’s qualified and non-qualified deferred compensation plans.

2.1.3                     “Actuarial Equivalent” means a benefit having the same value as the benefit which it replaces, determined using the actuarial assumptions or factors specified in the Plan, or if no assumptions or factors are specified, using the assumptions or factors used for the most comparable purpose under the Retirement Plan.

2.1.4                     “Affiliate” means any business entity that is required to be aggregated and treated as one employer with the Company under Code § 414(b) or (c) (and for purposes of determining whether a Separation from Service has occurred, a standard of “at least 80 percent” will be used to identify an Affiliate under Code § 414(b) and (c) notwithstanding the default standard of “at least 50 percent” found in Treas. Reg. § 1.409A-1(h)(3)).

2.1.5                     “Beneficiary” means a person or persons designated as such pursuant to Sec. 5.3.

2.1.6                     “Benefit Commencement Date” means the date on which a Supplemental Benefit is paid in the form of a lump-sum, or starts to be paid in the form of an annuity or in installments.

2.1.7                     “Benefits Investment Committee” means the committee chartered by the Company to manage and invest the assets of the Company’s qualified and non-qualified deferred compensation plans.

2.1.8                     “Board” means the Board of Directors of the Company.

2.1.9                     “Code” means the Internal Revenue Code of 1986, as amended.

2.1.10              “Company” means The Travelers Companies, Inc.

2.1.11              “Domestic Partner” means a person of the same or opposite sex who is not a Spouse if, with respect to such person, a Participant has on file with the Company (and has not terminated) an affidavit attesting that one of the following requirements is satisfied:

(a)                                 Such person is recognized as legally joined in a civil union with a Participant by the laws of the state where the relationship is formed (and is not legally separated from such Participant); or

(b)                                 All of the following conditions are satisfied:

(1)                                 The Participant and the other person have a long-term, intimate, committed relationship with each other, which is demonstrated to be one of mutual caring, affection, and responsibility for each other’s common welfare;

(2)                                 The Participant and the other person hold themselves out as in a relationship similar to marriage;

(3)                                 The Participant and the other person intend to continue their relationship with each other indefinitely;

(4)                                 The Participant and the other person are not married to anyone else; and further (i) at least six months has elapsed since the divorce of either from a prior spouse or the death of a prior spouse, and (ii) at least six months has elapsed since the Participant notified the Company that a previous domestic partnership has ended;

(5)                                 The Participant and the other person are each other’s sole domestic partner;

(6)                                 The Participant and the other person are at least age eighteen (18), and both are legally capable to enter into a contract;

(7)                                 The Participant and the other person are not related by blood closer than permitted by marriage law in their state of residence;

(8)                                 The Participant and the other person share a principal residence and have lived together for at least the six-consecutive-month period immediately prior to the date the Participant files the domestic partner affidavit;  and

(9)                                 The Participant and the other person are jointly responsible to each other for basic living expenses.

2.1.12              “Eligible Employee” means any Employee of the Company or an Affiliate (while it is an Affiliate) who is:

(a)                                 A participant in the Retirement Plan; and

(b)                                 A Highly Compensated Employee (as defined in the Retirement Plan).

The Company, in its sole and absolute discretion, may determine that an Employee described above will not be an Eligible Employee.

The Plan is intended to cover only those Employees who are in a select group of management or highly compensated employees within the meaning of ERISA §§ 201(2), 301(a)(3) and 401(a)(1); and, accordingly, if any interpretation is issued by the Department of Labor that would exclude any Employee from satisfying that requirement, such Employee immediately will cease to be an Eligible Employee.

2.1.13              “Employee” means any common-law employee of the Company or an Affiliate (while it is an Affiliate).

2.1.14              “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.1.15              “Excess Benefit” means the value calculated under the applicable provisions of Sec. 4.2.1 to generally reflect the benefits lost under the Retirement Plan as a result of certain tax-law limits, and which is used to derive the Supplemental Benefit payable under this Plan.

2.1.16              “Normal Retirement Age” means age sixty-five (65).

2.1.17              “Participant” means Active Participant or Inactive Participant.  An “Active Participant” is described in Article III; and an “Inactive Participant” is any former Active Participant who has not yet received (or deemed to have received) full payment of his/her Supplemental Benefit under Plan.

2.1.18              “Plan” means The Travelers Benefit Equalization Plan.

2.1.19              “Plan Year” means the calendar year.

2.1.20              “Preserved Legacy Travelers Supplemental Benefit” means the supplemental benefit that would have been payable to a participant under the Travelers Benefit Equalization Plan if he/she had terminated employment on December 31, 2004; provided that, if on such date a participant would have been entitled to an enhanced early retirement benefit, this benefit will be calculated as if the Participant were entitled instead to a normal retirement benefit.

2.1.21              “Retirement Plan” means The Travelers Pension Plan.

2.1.22              “Separation from Service” means that the Company and the Participant anticipate that the Participant will perform no future services (as an employee or a contractor) for the Company and its Affiliates or that the level of services (as an employee or contractor) the Participant will perform for the Company and its Affiliates will permanently decrease to twenty percent (20%) or less of the average level of services over the immediately preceding thirty-six (36) month period (or the full period of services if the Participant has been providing services to the Company or an Affiliate for less than thirty-six (36) months).  In the event of a bona fide leave of absence, a

Separation from Service will be deemed to have occurred on the date that is six (6) months (or in the case of a disability leave, the maximum duration of the leave under the Company’s policies in effect at the time the disability leave begins (the “maximum disability leave period”), provided, however, that the maximum disability leave period may not exceed twenty-nine (29) months) following the start of such leave, provided that, if the Participant has a statutory or contractual right to return to active employment that extends beyond the end of such six (6) month period or the maximum disability leave period, the Separation from Service will be deemed to have occurred upon the expiration of such statutory or contractual right, and if the individual has a Termination of Employment during such six (6) month period or the maximum disability leave period, the Separation from Service will be deemed to have occurred on such Termination of Employment.  A “disability” leave for this purpose means an absence due to a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his/her position of employment or any substantially similar position.

Whether a Separation from Service occurs in the case of a corporate transaction may be affected by the provisions of Sec. 6.2.

2.1.23              “Specified Employee” means an Employee who at any time during the twelve-month period ending on the identification date was a “key employee” as defined under Code § 416(i) (applied in accordance with the regulations thereunder, but without regard to paragraph (5) thereof).

The Company may adopt a Specified Employee Identification Policy which specifies the identification date, the effective date of any change in the key employee group, compensation definition and other variables that are relevant in identifying Specified Employees, and which may include an alternative method of identifying Specified Employees consistent with the regulations under Code § 409A.  In the absence of any such policy or policy provision, for purposes of the above, the “identification date” is each December 31st, and an Employee who satisfies the above conditions will be considered to be a “Specified Employee” from April 1st following the identification date to March 31st of the following year, and the compensation and other variables, and special rules for corporate events and special rules relating to nonresident aliens, that is necessary in identifying Specified Employees will be determined and applied in accordance with the defaults specified in the regulations under Code § 409A.  Any Specified Employee Identification Policy will apply uniformly to all nonqualified deferred compensation plans subject to Code § 409A that are maintained by the Company or an Affiliate.

2.1.24              “Spouse” means a person of the same or opposite sex who is recognized by the laws of the state or country where the relationship is formed as being legally joined with the Participant in a marriage (this may include a common-law marriage in those states that recognize common-law marriage, but it does not include a domestic partnership or civil union), provided that acceptable proof of marriage has been submitted to the Company by the Participant (and a former Spouse may be treated as a current Spouse to the extent provided in a domestic relations order).  Status as a “Spouse” is determined as of the date for which such status is relevant under the terms of the Plan, and any government action or decision that results in any retroactive reclassification of any person as being or not being a Spouse will be recognized under the Plan only prospectively from the effective date of such governmental action or decision.

2.1.25              “Supplemental Benefit” means the benefit payable to a Participant under the provisions of the Plan.

2.1.26              “Termination of Employment” means that the common-law employer-employee relationship has ended between the individual and the Company and its Affiliates, as determined under the employment policies and practices of the Company (including by reason of voluntary or involuntary termination, retirement, death, expiration of and failure to return from a recognized leave of absence, or otherwise).  A Termination of Employment does not occur merely as a result of transfer of employment from one Affiliate to another Affiliate, or from the Company to an Affiliate or from an Affiliate to the Company.

2.1.27              “Valuation Date” means any date on which trading occurs on the New York Stock Exchange.

2.2                               FORUM SELECTION AND CHOICE OF LAW.  If there is ever a dispute arising under or relating to the Plan that is not required to be submitted to arbitration as provided in Sec. 8.3.3, that dispute must be submitted to the United States District Court for the District of Minnesota, provided that court has jurisdiction.  By participating in the Plan, or by asserting an entitlement to any right or benefit under the Plan, each Participant or Beneficiary consents to the exercise of personal jurisdiction over him or her by the United States District Court for the District of Minnesota, and waives any argument that that forum is not a convenient forum in which to resolve the lawsuit.  This Plan is governed by ERISA, and state law is generally preempted.  To the extent state law applies, the Plan is governed by the laws of the State of Minnesota, without giving effect to its conflict of law rules.

ARTICLE III

PARTICIPATION

3.1                               PARTICIPATION.

3.1.1                     Active Participants.  All Eligible Employees will be Active Participants, and enrollment is not required to participate in the Plan.

3.1.2                     End of Active Participation and Participation.  An Active Participant will continue as an Active Participant until the earlier of the following:

(a)                                   The date he/she ceases to be an Eligible Employee (for any reason, including Separation from Service); or

(b)                                   The date on which the Plan is terminated and liquidated pursuant to Sec. 7.2.2.

A Participant will continue as a Participant until having received a full distribution of the benefit due under the Plan.

ARTICLE IV

SUPPLEMENTAL BENEFITS

4.1                               SUPPLEMENT BENEFITS.  A Participant’s Supplemental Benefit will be derived from his/her Excess Benefit and/or Preserved Legacy Travelers Supplemental Benefit as determined under Sec. 4.2, and will be paid at the time and in the form provided under Sec. 4.3.

4.2                               DERIVATION OF SUPPLEMENTAL BENEFITS.

4.2.1                     Excess Benefit.  A Participant’s Supplemental Benefit will be derived from his/her Excess Benefit, which is determined as follows:

(a)                                 Cash Balance Only Participant.  If the Participant is a “Cash Balance Participant” (as defined below) and is not described in (b) or (c), his Excess Benefit is a single lump-sum amount payable equal to A minus B, where:

“A” =                 The balance that would have been in the Participant’s Cash Balance Account under the Retirement Plan if credits had been determined without regard to:

(i)                                     The limit on compensation taken into account under the Retirement Plan under Code § 401(a)(17); and

(iii)                               The exclusion of amounts deferred by the Participant under The Travelers Deferred Compensation Plan (or other non-qualified deferred compensation plan maintained or previously maintained by the Company or Affiliate) from the compensation base used in determining the benefit accrued and payable under the Retirement Plan.

“A” will also include the difference, if any, between the lump-sum benefit that would be payable under the Retirement Plan without regard to the benefit limits of Code § 415(b) and the lump-sum benefit actually payable under the Plan.

“B” =                 The actual balance of the Participant’s Cash Balance Account under the Retirement Plan.

A Participant is a “Cash Balance Participant” for this purpose if he/she has a Cash Balance Accrued Benefit under the Retirement Plan.

(b)                                 Grandfathered Traditional Formula Only Participant - Retirement Eligible.  If the Participant is a “Grandfathered Traditional Formula Participant” (as described below) and is not described in (a), and he/she is entitled to an immediate commencement annuity under the Retirement Plan (or would be so entitled if he/she had a Termination of Employment), his/her Excess Benefit is an immediate single life annuity equal to A minus B, where:

“A” =                 The immediate single life annuity that would be payable under the Retirement Plan (including any early commencement subsidies that would be payable at that point) if such benefit had been determined without regard to:

(i)                                     The limit on compensation taken into account under the Retirement Plan under Code § 401(a)(17);

(ii)                                  The limit on the benefits payable under the Retirement Plan under Code § 415(b); and

(iii)                               The exclusion of amounts deferred by the Participant under The Travelers Deferred Compensation Plan (or other non-qualified deferred compensation plan maintained or previously maintained by the Company or Affiliate) from the compensation base used in determining the benefit accrued and payable under the Retirement Plan.

“B” =                 The actual immediate single life annuity under the Retirement Plan.

A Participant is a “Grandfathered Traditional Formula Participant” for this purpose if he/she has a Grandfathered Traditional Formula Accrued Benefit under the Retirement Plan.

(c)                                  Grandfathered Traditional Formula Only Participant - Not Retirement Eligible.  If the Participant is a “Grandfathered Traditional Formula Participant” (as described in (b)) and is not described in (a), but is not entitled to an immediate commencement annuity under the Retirement Plan (and would not be so entitled if he had a Termination of Employment), his/her Excess Benefit is a deferred single life annuity starting as of first day of the month following his/her Normal Retirement Age, equal to A minus B, where:

“A” =                 The deferred single life annuity that would be paid under the Retirement Plan if such benefit had been determined without regard to:

(i)                                     The limit on compensation taken into account under the Retirement Plan under Code § 401(a)(17);

(ii)                                  The limit on the benefits payable under the Retirement Plan under Code § 415(b); and

(iii)                               The exclusion of amounts deferred by the Participant under The Travelers Deferred Compensation Plan (or other non-qualified deferred compensation plan maintained or previously maintained by the Company or Affiliate) from the compensation base used in determining the benefit accrued and payable under the Retirement Plan.

“B” =                 The actual deferred single life annuity under the Retirement Plan.

(d)                                 Cash Balance and Grandfathered Traditional Formula Participant.  If the Participant is described in both (a) and (b), or (a) and (c), his/her Excess Benefit is the combination of the two.

4.2.2                     Special Rule for Legacy Travelers Participants.  In the case of a Legacy Travelers Participant, his/her Supplemental Benefit will also include his/her Preserved Legacy Travelers Supplemental Benefit.

4.3                               TIME AND FORM OF PAYMENT.

4.3.1                     Time of Payment.  A Participant’s Supplemental Benefit will be paid (or start to be paid) at the following time:

(a)                                 Immediately Payable Benefits.  With respect to a Supplement Benefit derived from an Excess Benefit determined under Sec. 4.2.1(a) (for a Cash Balance Participant) or under Section 4.2.1(b) (for a Grandfathered Traditional Formula Participant entitled to an immediate commencement annuity), the first payroll date in the seventh (7th) month following the date of the Participant’s Separation from Service.

(b)                                 Deferred Benefits.  With respect to a Supplemental Benefit derived from an Excess Benefit determined under Sec. 4.2.1(c) (for a Grandfathered Traditional Formula Participant entitled to a deferred commencement annuity), the later of:

(i)                                     The first payroll date in the seventh (7th) month following the date of the Participant’s Separation from Service; or

(ii)                                  If the Participant has at least one but less than ten (10) Years of Service, the first payroll date in the month after the month in which the Participant attains age sixty-two (62), or, if the Participant has ten (10) or more Years of Service, the first payroll date in the month after the month in which the Participant attains age fifty-five (55).

(c)                                  Preserved Legacy Benefits.  With respect to a Supplemental Benefit derived from a Preserved Legacy Travelers Supplemental Benefit, the later of:

(i)                                     The first payroll date in the seventh (7th) month following the date of the Participant’s Separation from Service; or

(ii)                                  The first payroll date in the month after the month in which the Participant attains age fifty-five (55).

(d)                                 For purposes of determining the time of payment in this Sec. 4.3.1 (and not for purposes of determining the value of the Excess Benefit under Sec. 4.2.1), the entitlement to an immediate or deferred benefit under the Retirement Plan, as referenced in Sec. 4.2.1(b) or Sec. 4.2.1(c), will be determined in accordance with the provisions of the Retirement Plan in effect immediately prior to September 1, 2014.  For that reason, the Retirement Plan amendment that first becomes effective for Benefit Commencement Dates on or after September 1, 2014 will not accelerate the timing of any Excess Benefit under this Plan.

The above payment timing rules are intended to prevent any Specified Employee (and other Participants) from receiving a payment due to his/her Separation from Service prior to the first payroll date in the seventh (7th) month following the date of his/her Separation from Service, except in the case of an intervening death of the Participant as provided in Article V.

Any payment may be delayed if necessary for administrative reasons, at the sole discretion of the Company, to a later date within the calendar year or, if later, to the fifteenth (15th) day of the third calendar month following the Benefit Commencement Date.

4.3.2                     Form of Payment.  A Participant’s Supplemental Benefit will be paid in the following form:

(a)                                 General Rule (Other Than Preserved Legacy Benefits).  If the value of the Excess Benefit as of the applicable measurement date is fifty-thousand dollars ($50,000) or less, the Supplemental Benefit derived from such Excess Benefit) will be paid in the form of a single lump-sum payment; otherwise, it will be paid in the form of ten (10) annual installments, determined under Sec. 4.3.4.

The “value” of an Excess Benefit for this purpose is the sum of the Excess Benefit determined under Section 4.2.1(a) (for a Cash Balance Participant) as of the applicable measurement date, and the Actuarial Equivalent lump-sum value of the Excess Benefit determined under Sec. 4.2.1(b) or (c) (for a Grandfathered Traditional Formula Participant) as of the applicable measurement date.  Actuarial Equivalence for this purpose will be determined using the Applicable Interest Rate and Applicable Mortality Table then in effect under the Retirement Plan.

The “applicable measurement date” for this purpose is the date of Separation from Service (or later date selected for administrative convenience by the Company) or, in the case of an Excess Benefit determined under Sec. 4.2.1(c) (for a Grandfathered Traditional Formula Participant entitled to a deferred commencement annuity), such later date specified in Sec. 4.3.1(b)(ii).

(b)                                 Preserved Legacy Travelers Supplement Benefits.  The Supplemental Benefit derived from a Preserved Legacy Travelers Supplemental Benefit will be paid in accordance with the payment election made by the Participant with respect thereto prior to December 31, 2006.  If a Participant failed to file a timely election, he/she will be deemed to have elected to receive his/her entire Preserved Legacy Travelers Supplement Benefit as a life contingent annuity.

A Participant who elects a life contingent annuity (or who is defaulted into a life contingent annuity) may elect to receive either of the following:

(i)                                     A single life annuity — that is, a monthly annuity payable to the Participant for life, with the last payment being the payment for the month in which the individual dies; or

(ii)                                  A joint and survivor annuity with a survivor percentage of 50%, 75% or 100% - that is, a monthly annuity payable to the Participant for life, with the provision that, if the Participant’s joint annuitant survives the Participant, a monthly annuity payable to such joint annuitant for life equal to fifty percent (50%), seventy-five percent (75%) or one-hundred percent (100%), as elected by the Participant, of the monthly annuity previously payable to the Participant.

Each life contingent annuity will have a value that is the Actuarial Equivalent of the value of each other life contingent annuity, with Actuarial Equivalence determined using the Applicable Interest Rate and Applicable Mortality Table.

Notwithstanding the above, if a Participant is receiving or is scheduled to receive annuity payments of a Preserved Legacy Travelers Supplemental Benefit and the Actuarial Equivalent value of the remaining annuity payments is five-thousand dollars ($5,000) or less (or, if smaller, the limit then in effect under Code § 402(g)), the Company may, in its sole discretion, provide for the cash-out of the remaining annuity payments in the form of a lump-sum payment to the Participant. The amount of such lump-sum payment will equal the Actuarial Equivalent value of the remaining annuity payments, and will be paid only if the payment would result in a distribution of the Participant’s entire benefit under this Plan (and the Participant is not entitled to any further benefit under any other plan that is required to be aggregated with this Plan under Treas. Reg. § 1.409A-1(c)(2)).  This cash-out provision will apply to Participants who terminate employment both before and after the addition of this cash-out provision effective January 1, 2012.

4.3.3                     Deposit Into Bookkeeping Account.  The value of an Excess Benefit as determined under Sec. 4.3.2(a) as of the applicable measurement date will be credited to an Account maintained on behalf of the Participant on, or as soon as administratively practicable after, the applicable measurement date, which Account will be adjusted for earnings credits in the manner provided in Sec. 4.4.

Accounts are for bookkeeping purposes only and the maintenance of Accounts will not require any segregation of assets of the Company or any Affiliate.  Neither the Company nor any Affiliate will have any obligation whatsoever to set aside funds for the Plan or for the benefit of any Participant or Beneficiary, and no Participant or Beneficiary will have any rights to any amounts that may be set aside other than the rights of an unsecured general creditor of the Company or Affiliate that employs (or employed) the Participant.

4.3.4                     Determination of Installment Payments.  If a Supplemental Benefit is paid in the form of annual installments, the first annual installment amount will be established by dividing the balance of the Account as of the Benefit Commencement Date, or an earlier date selected for administrative convenience by the Company, by ten (10), and each subsequent installment will be determined by dividing the remaining balance of the Account as of the scheduled installment date, or an earlier date selected for administrative convenience by the Company, by the number of remaining installments (including the installment to be made at that time).

Each installment payment will be treated as a separate payment for purposes of Code § 409A.

4.4                               EARNINGS CREDITING FOR ACCOUNTS.

4.4.1                     Earnings Credits for Bookkeeping Accounts.  Accounts will be adjusted (increased or decreased) as of each Valuation Date to reflect earnings credits as determined hereunder.

Earnings credits will be determined based on the performance of one or more investment options deemed to be available under the Plan.

The Company, in its sole discretion, will determine the investment options that will be available as benchmarks for determining the earnings credit, which may include mutual funds, common or commingled investment funds, group annuity contracts or any other investment option deemed appropriate by the Company, and may include a fund that is deemed to invest in common stock of the Company.  The Company may at any time and from time to time add to, remove from or substitute the investment options deemed to be available under the Plan.

A Participant (or Beneficiary following the death of the Participant) will be allowed on a hypothetical basis to direct the investment of his Account among the investment options available under the Plan. Hypothetical investment directions may be given with such frequency as is deemed appropriate by the Company, and must be made in such percentage or dollar increments, in such manner and in accordance with such rules as may be prescribed for this purpose by the Company (including by means of a voice response or other electronic system under circumstances so authorized by the Company).  If an investment option has a loss, the earnings credit attributable to such investment option will serve to reduce the Account; similarly, if an investment option has a gain, the earnings credit attributable to such investment option will serve to increase the Account.  If the Participant fails to elect an investment option, the earnings credit will be based on such “default” investment option as may be selected for this purpose by the Company.

Earnings credits (both increase and reductions) will be reflected through the date of payment.

4.4.2                     Hypothetical Investments.  All investment directions of a Participant or Beneficiary will be on a “hypothetical” basis for the sole purpose of establishing the earnings credit for his/her Account — that is, the Account will be adjusted for earnings credits as if the Account were invested pursuant to the investment directions of the Participant or Beneficiary, but actual investments need not be made pursuant to such directions.  However, the Company, in its sole discretion and without any obligation, may direct that investments be made per the investment directions of Participants and Beneficiaries in order to hedge the liability of the Company and its Affiliates.

4.5                               SPECIAL RULES.

4.5.1                     Supplemental Benefit Conditioned on Vesting.  A Participant will be entitled to a Supplemental Benefit only if he/she is vested in and entitled to a pension under the Retirement Plan.

4.5.2                     No Duplicative Benefits.  In no event will any benefits be payable under this Plan that would duplicate benefits that become payable under any other non-qualified retirement plan maintained by the Company or any Affiliate based upon the same period of service for the Company or Affiliate.

4.5.3                     Benefits Due Only for Time in Eligible Group.  If a Participant ceases to be an Eligible Employee prior to his/her actual Separation from Service (for example, if the Company removes the Employee as an Eligible Employee), the Excess Benefit of a Participant under Sec. 4.2 will be calculated as if the Participant had a Separation from Service as of the date he/she ceased to be an Eligible Employee.

ARTICLE V

DISTRIBUTIONS AFTER DEATH

5.1                               SURVIVOR BENEFITS PRIOR TO BENEFIT COMMENCEMENT DATES.

5.1.1                     Entitlement to a Survivor Benefit.  A Survivor Benefit determined in accordance with this Sec. 5.1 will be payable to the Beneficiary of a Participant if:

(a)                                 The Participant is vested in a pension under the Retirement Plan; and

(b)                                 The Participant dies before his/her Benefit Commencement Date.

If a Participant dies before he/she is vested in a pension under the Retirement Plan, no Survivor Benefit will be payable under the Plan.

5.1.2                     Survivor Benefit Attributable to Cash Balance Supplemental Benefit.  The Survivor Benefit attributable to an Excess Benefit determined under Sec. 4.2.1(a) (for a Cash Balance Participant) will be a lump-sum payment in an amount equal to such Excess Benefit, which will be paid to the Participant’s Beneficiary within ninety (90) days following the death of the Participant.

5.1.3                     Survivor Benefit Attributable to Grandfathered Traditional Formula Supplemental Benefit.  The Survivor Benefit attributable to an Excess Benefit determined under Sec. 4.2.1(b) or (c) (for a Grandfathered Traditional Formula Participant) will be a lump-sum payment in an amount equal to the applicable percentage of the Actuarial Equivalent lump-sum value of the Excess Benefit determined under Sec. 4.2.1(b) or (c), which will be paid to the Participant’s Beneficiary within ninety (90) days following the death of the Participant.

The “applicable percentage” for this purpose is fifty percent (50%), unless the Participant then has full (100%) survivor protection in place under the Retirement Plan, in which case the applicable percentage will be one-hundred percent (100%).

Actuarial Equivalence for this purpose will be determined using the Applicable Interest Rate and Applicable Mortality Table.

5.1.4                     Survivor Benefit Attributable to Legacy Travelers Preserved Supplemental Benefit.  The Survivor Benefit attributable to a Legacy Travelers Preserved Supplemental Benefit will equal the survivor benefit determined under the Retirement Plan for the comparable pension benefit on which the Legacy Travelers Preserved Supplemental Benefit was derived under this Plan.

5.2                               PAYMENT AFTER BENEFIT COMMENCEMENT DATES.  If a Participant dies after his/her Benefit Commencement Date, any remaining balance in his/her Account will be paid to the Participant’s Beneficiary in a single lump-sum payment within ninety (90) days after the death of the Participant.  If the Participant was receiving an annuity attributable to an Excess Benefit or Preserved Legacy Travelers Supplemental Benefit at the time of his/her death, the form of annuity will determine whether any payments remain payable following the death of the Participant.

5.3                               BENEFICIARY DESIGNATION.

5.3.1                     General Rule.  Any Survivor Benefit will be paid to the Participant’s designated Beneficiary.  A Participant may designate any person (natural or otherwise, including a trust) as his/her Beneficiary to receive any Survivor Benefit payable under the Plan, and may change or revoke a designation previously made without the consent of any Beneficiary.

5.3.2                     Form and Method of Designation.  A Beneficiary designation must be made on such form and in accordance with such rules as may be prescribed for this purpose by the Company. A Beneficiary designation will be effective (and will revoke all prior designations) if it is received by the Company (or if sent by mail, the post-mark of the mailing is) prior to the date of death of the Participant.  The Company may rely on the latest Beneficiary designation on file (or if an effective designation is not on file may direct that payment be made pursuant to the default provision of the Plan) and will not be liable to any person making claim for such payment under a subsequently filed designation or for any other reason.

5.3.3                     Default Designation.  If a Beneficiary designation is not on file for a Participant, or if no designated Beneficiary survives the Participant, the Participant’s Beneficiary will be deemed to be the first of the following categories applicable to the Participant:

(a)           Surviving Spouse or Domestic Partner; or if none,

(b))          Participant’s estate.

5.4                               NO OTHER SURVIVOR BENEFITS.  No survivor benefits are payable to anyone with respect to a Participant except as provided in Sec. 5.1 or Sec. 5.2.

ARTICLE VI

CONTRACTUAL OBLIGATIONS AND FUNDING

6.1                               PAYMENT OF BENEFITS.  Benefits payable under the Plan will be the responsibility of, and paid by, the Company; provided that, the Company, in its sole discretion, may transfer its obligations with respect to one or more Participants to an Affiliate.  Such transfer may occur at any time, including in connection with a corporate transaction described in Sec. 6.2.  If the Company transfers its obligations with respect to a Participant to an Affiliate other than in connection with a corporate transaction, the Company will retain secondary liability for the payment of such benefit under the Plan.

6.2                               CORPORATE TRANSACTIONS.  In the event of a sale of the stock to an unrelated buyer, or a disposition by means of a forward or reverse merger involving an unrelated buyer, where an employer ceases as a result of the transaction to be an Affiliate, for any individual who remains employed with the employer after it ceases to be an Affiliate, the transaction will not be deemed to constitute a Separation from Service and benefits thereafter will be paid in accordance with the terms of the Plan or, if applicable, the successor plan established by the buyer or an affiliate in a manner consistent with Code § 409A.

In the event of a sale of substantial assets (such as a location or division, or substantially all assets of a trade or business) of the Company or an Affiliate to an unrelated buyer, the Company and the buyer may agree to transfer the contractual obligation and liability for benefits with respect to any individual who becomes an employee of the buyer or an affiliate of the buyer upon the closing or in connection with such transaction.  In such case, the transaction will not be deemed to constitute a Separation from Service and benefits thereafter will be paid in accordance with the terms of the Plan or a successor plan established by the buyer or an affiliate in a manner consistent with Code § 409A.

6.3                               FUNDING.

6.3.1                     Establishment and Funding of Rabbi Trust.  The Company may, in its sole and absolute discretion, establish a “rabbi” trust to serve as a funding vehicle for benefits payable under the Plan.  Neither the Company nor any Affiliate will have any obligation to establish such a trust, or to fund such trust if established.

The above notwithstanding, neither the Company nor any Affiliate will transfer or contribute any funds during any “restricted period,” as defined in Code § 409A(b)(3)(B), to any rabbi trust established under this Section 6.3.1.  If any funds are transferred or contributed during a restricted period and the Company certifies in writing that such transfer or contribution was disallowed under this provision, the funds will be deemed to have been transferred or contributed under a mistake of fact and will be returned to the Company or the Affiliate, along with any earnings allocable to such funds, regardless of whether the rabbi trust’s terms establish it as revocable or irrevocable.

Any rabbi trust hereby established may be revocable if so established under the terms of the trust.  The assets of any rabbi trust hereby established will not be held or transferred outside of the United States, and the trust will not have any other feature that would result in a transfer of property being deemed to have occurred under Code § 409A (for example, there will be no funding obligation or restrictions on assets in connection with a change in financial health of the Company or any Affiliate).

Any rabbi trust used to fund benefits payable under this Plan may be used to fund benefits payable under any other non-qualified deferred compensation plan maintained by the Company or any Affiliate.

6.3.2                     Effect on Benefit Obligations.  The establishment and funding of a rabbi trust will not affect the obligations of the Company under Sec. 6.1, except that such obligations with respect to any Participant or Beneficiary will be offset to the extent that payments actually are made from the trust to such Participant or Beneficiary.  In the case of any transfer of benefit obligations and liabilities under Sec. 6.2, the parties may arrange for a transfer of assets to a rabbi trust maintained by the buyer or an affiliate of the buyer.

ARTICLE VII

AMENDMENT AND TERMINATION OF PLAN

7.1                               RIGHT TO AMEND OR TERMINATE.

7.1.1                     Amendment.  The Company may amend the Plan at any time and for any reason by action of the following:

(a)                                 Board of Directors.  The Board (or its Compensation Committee) can adopt any amendment to the Plan, and the following amendments are reserved exclusively to the Board (or its Compensation Committee): (i) Any amendment that has a negative annual cost impact to the Company of more than $5,000,000; or (ii) Any amendment that is required to be adopted by the Board (or its Compensation Committee) by law or regulation, or under the terms of the charter documents of the Company.

(b)                                 Chief Executive Officer.  The Chief Executive Officer of the Company can adopt any amendment that is not reserved to the Board (or its Compensation Committee) (that is, any amendment that has a negative annual cost impact to the Company of $5,000,000 or less).  The Chief Executive Officer, in his/her sole and absolute discretion, can determine the cost impact of an amendment, and the validity of amendment will not be open to challenge if based upon a good faith determination of the cost impact made by the Chief Executive Officer.

(c)                                  Persons with Delegated Authority. The Board or its Compensation Committee, and the Chief Executive Officer, by resolution or written action, can delegate the amendment authority vested in such person or body to any other person, committee or body.

7.1.2                     Termination.  The Company may terminate the Plan at any time and for any reason by action of the Board or its Compensation Committee.

7.1.3                     Delayed Timing of Amendment or Termination Effective Under Code § 409A.  The Company, acting pursuant to Sec. 7.1.1, generally will determine the effective date of any amendment to the Plan.  However, if Code § 409A requires a delayed effective date (for example, if an amendment changes a deferral rule in a way that must be delayed for twelve (12) months), then the amendment will be effective as of the later of the date determined by the Company or the earliest effective date allowed under Code § 409A.

The Company generally will determine the effective date of a termination of the Plan.

7.2                               LIMITS ON EFFECT OF AMENDMENT OR TERMINATION.

7.2.1                     No Negative Effect on Accrued Benefit.  An amendment or termination of the Plan may not have the effect of reducing the overall benefit attributable to the period prior to amendment or termination and payable to the Participant under the Retirement Plan or this Plan.  This will not prohibit an amendment that reduces or eliminates the benefit accrued and payable under this Plan and shifts the liability for such benefit to another nonqualified retirement plan maintained by the Company or an Affiliate, or any successor, or to the Retirement Plan, or an amendment that is required by law or for which the failure to adopt the amendment would have adverse tax consequences to the Participants affected by such amendment (as determined by the Company).

7.2.2                     Liquidation Terminations.  The Company may terminate the Plan and provide for the acceleration and liquidation of all benefits remaining due under the Plan pursuant to Treas. Reg. § 1.409A-3(j)(4)(ix). If such a termination and liquidation occurs, all accruals under the Plan will be discontinued (and all Active Participants will cease to be Active Participants) as of the termination date established by the Company, and benefits remaining due will be paid in a lump-sum at the time specified by the Company as part of the action terminating the Plan and consistent with Treas. Reg. § 1.409A-3(j)(4)(ix).

7.2.3                     Other Terminations.  The Company may terminate the Plan other than pursuant to Treas. Reg. § 1.409A-3(j)(4)(ix).  In the event of such other termination, all accruals under the Plan will be discontinued (and all Active Participants will cease to be Active Participants), but all benefits remaining payable under the Plan will be paid at the same time and in the same form as if the termination had not occurred — that is, the termination will not result in any acceleration of any distribution under the Plan.

ARTICLE VIII

ADMINISTRATION/CLAIMS PROCEDURES

8.1                               ADMINISTRATION.

8.1.1                     Administration.  The Company is the administrator of the Plan with the authority to control and manage the operation and administration of the Plan and to make all decisions and determinations incident thereto.  Action on behalf of the Company as administrator will be taken by the following:

(a)                                 The Administrative Committee.  The Administrative Committee of the Company is responsible for determining Eligible Employees under the Plan, and is responsible for all matters relating to the overall and day-to-day administration of the Plan, and the selection and monitoring of non-investment service providers (including the selection of recordkeeper) with respect to the Plan.

(b)                                 The Investment Committee.  The Investment Committee of the Company is responsible for all investment matters relating to the Plan, including the selection of the funds available for hypothetical investments by Participants and Beneficiaries, the actual investment of assets that may be (but are not required to be) set aside to hedge liabilities resulting from the Plan, and actual investment of any rabbi trust assets if such a trust is established and funded, including the selection and monitoring of investment providers (including the trustee of any rabbi trust).

(c)                                  Delegates.  The Administrative Committee and Investment Committee each will have the authority to delegate, from time to time, responsibilities under the Plan to such person or persons as it deems advisable, and may revoke such delegation of responsibility.  Any action by the person exercising such delegated responsibility will have the same force and effect as if such action was taken by the Company.

8.1.2                     Third-Party Service Providers.  The Company may from time to time contract with or appoint a recordkeeper or other third-party service provider for the Plan.  Any such recordkeeper or other third-party service provider will serve in a non-discretionary capacity and will act in accordance with directions given and/or procedures established by the Company.

8.1.3                     Rules of Procedure.  The Company may establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan.

8.2                               CORRECTION OF ERRORS AND DUTY TO REVIEW INFORMATION.

8.2.1                     Correction of Errors.  Errors may occur in the operation and administration of the Plan.  The Company reserves the right to cause such equitable adjustments to be made to correct for such errors as it considers appropriate (including adjustments to Participant or Beneficiary pension statements), which will be final and binding on the Participant or Beneficiary.

8.2.2                     Participant Duty to Review Information.  Each Participant and Beneficiary has the duty to promptly review any information that is provided or made available to the Participant or Beneficiary and that relates in any way to the operation and administration of the Plan or his/her payment elections under the Plan and to notify the Company of any error made in the operation or administration of the Plan that affects the Participant or Beneficiary within thirty (30) days of the date such information is provided or made available to the Participant or Beneficiary (for example, the date the information is sent by mail or the date the information is provided or made available electronically).

If the Company is notified of an alleged error within the thirty (30) day time period, the Company will investigate and either correct the error or notify the Participant or Beneficiary that it believes that no error occurred. If the Participant or Beneficiary is not satisfied with the correction (or the decision that no correction is necessary), he/she will have sixty (60) days from the date of notification of the correction (or notification of the decision that no correction is necessary), to file a formal claim under the claims procedures under Sec. 8.3.

8.3                               CLAIMS PROCEDURE.

8.3.1                     Claims.  If a Participant or Beneficiary does not feel as if he has received full payment of the benefit due to such person under the Plan, or if a Participant or Beneficiary feels that an error has been made with respect to his/her benefit and has filed a claim pursuant to Sec. 8.2.2, the Participant or Beneficiary may file a written claim with the Company setting forth (i) the determination being appealed under Sec. 8.2.2, or (ii) the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit.  If the Participant alleged error and an appeal was filed under this Sec. 8.3.1 pursuant to Sec. 8.2.2, then neither the Participant nor any Beneficiary may file a formal claim under this Sec. 8.3.1 seeking a second review of the same error (including the impact of that error on benefits claimed to be due under the Plan).  The Administrator will determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period.  If additional information is necessary to make a determination on a claim, the claimant will be advised of the need for such additional information within forty-five (45) days after the date of the claim.  The claimant will have up to one hundred and eighty (180) days to supplement the claim information, and the claimant will be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180) day period.

A claim for benefits which is denied will be denied by written notice.  The written notice will set forth the specific reason or reasons for the denial, including a specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, a description of any additional material or information that is necessary to process the claim, and an explanation of the procedure for further reviewing the denial of the claim.

8.3.2                     Appeals.  Within sixty (60) days after the receipt of a denial on a claim, a claimant or his authorized representative may file a written request for review of such denial.  Such review will be undertaken by the Administrator and will be a full and fair review.  The claimant will have the right to review all pertinent documents.  The Administrative Committee will issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision will be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant’s request for review.  The Administrative Committee’s decision will be in writing and will include specific reasons for the decision and include specific reference to any provisions of the Plan on which the decision is based.  The Administrative Committee will decide all claims and its decision on appeal will be final and binding subject to Sec. 8.3.3.  Following the claims procedures through to completion is a condition of filing an arbitration action described under Sec. 8.3.3.

8.3.3                     Arbitration.  Any dispute involving or relating to this Plan that is not resolved through the claims procedures must be settled by arbitration in accordance with the Travelers Employment Arbitration Policy.  Notice of demand for arbitration must be made in writing to the opposing party and to the American Arbitration Association within the shorter of (i) one (1) year after the claimant’s appeal has been finally decided under the claims procedures set forth in Sec. 8.3.1 and 8.3.2 or (ii) two (2) years from the date of the last act, omission, or other wrong giving rise to the dispute. The decision of the arbitrator(s) will be final and may be enforced in any court of competent jurisdiction.

The arbitrator(s) may award reasonable fees and expenses to the prevailing party in any dispute hereunder and will award reasonable fees and expenses in the event that the arbitrator(s) find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

8.3.4                     Participant Responsible for Timely Action Under Code § 409A.  The Participant will be solely responsible for taking prompt actions in the event of disputed payments as necessary to avoid any adverse tax consequences under Code § 409A, even if action is required to be taken under Code § 409A in a more timely manner than is required under the claims procedures of this Sec. 8.3.

8.4                               INDEMNIFICATION.  The Company and its Affiliates jointly and severally agree to indemnify and hold harmless, to the extent permitted by law, each director, officer, and employee against any and all liabilities, losses, costs, or expenses (including legal fees) of whatsoever kind and nature that may be imposed on, incurred by, or asserted against such person at any time by reason of such person’s services in the administration of the Plan, but only if such person did not act dishonestly, or in bad faith, or in willful violation of the law or regulations under which such liability, loss, cost, or expense arises.

8.5                               EXERCISE OF AUTHORITY. The Company, its Chief Executive Officer, the Administrative Committee and Investment Committee and any other person who has authority with respect to the management, administration or investment of the Plan may exercise that authority in its/his/her full discretion.  This discretionary authority includes, but is not limited to, the authority to make any and all factual determinations and interpret all terms and provisions of this document (or any other document established for use in the administration of the Plan) relevant to the issue under consideration.  The exercise of authority will be binding upon all persons; and it is intended that the exercise of authority be given deference in arbitration, and that it not be overturned or set aside in arbitration unless found to be arbitrary and capricious.

8.6                               TELEPHONIC OR ELECTRONIC NOTICES AND TRANSACTIONS.  Any notice that is required to be given under the Plan to a Participant or Beneficiary, and any action that can be taken under the Plan by a Participant or Beneficiary (including distribution, consents, etc.), may be by means of voice response or other electronic system to the extent so authorized by the Company.

ARTICLE IX

MISCELLANEOUS

9.1                               NONASSIGNABILITY.

9.1.1                     General Rule Prohibiting Assignment.  A Participant or Beneficiary may not assign, alienate, pledge, hypothecate, or otherwise transfer any of the rights or benefits to which the Participant or Beneficiary is entitled under the Plan, except as allowed under Sec. 9.1.2.  The Participant or Beneficiary’s rights and benefits in this Plan shall be exempt from the claims of the Participant or Beneficiary’s creditors or any other claimants, and shall be exempt from all orders, decrees, levies, garnishments, and executions to the fullest extent allowed by law, except as provided in Sec. 9.1.2.

9.1.2                     Domestic Relations Orders.  The Plan will comply with any court order purporting to divide the benefits payable under this Plan pursuant to a state’s domestic relations laws to the extent permitted under Code § 409A.  However, such court order will be deemed to only apply to such amounts that actually become payable to a Participant under the terms of this Plan (and will not create a separate interest in favor of the alternate payee).

9.2                               WITHHOLDING.  A Participant must make appropriate arrangements with the Company or Affiliate for satisfaction of any federal, state or local income tax withholding requirements, Federal Insurance Contributions Act (“FICA”) tax requirements, or other employee tax requirements applicable to the accrual or payment of benefits under the Plan.  In the absence of an agreed upon alternative arrangement, the Company or Affiliate, in its sole discretion, may provide for withholding and tax payments in such manner as it deems appropriate and determines to be consistent with Code § 409A, including, without limitation, by a reduction of benefits due and payable under the Plan or a reduction of other amounts payable to the Participant (unrelated to the Plan).

In the case of any FICA tax due on amounts required to be taken into account as wages as of the  resolution date defined in Treas. Reg. § 1.3121(v)(2)-1(e)(4), if other wages payable to the Participant are not sufficient to cover his/her portion of such taxes, the Company or Affiliate, in its sole discretion, may accelerate the Participant’s benefit to the extent necessary to pay the FICA taxes due on such wages, as well as to pay the income tax at source on such wages imposed under Code § 3401 and the corresponding withholding provisions of applicable state or local tax laws as a result of the payment of such wages, and to pay the additional income tax at source on wages attributable to the pyramiding Code § 3401 wages and taxes in a manner consistent with Treas. Reg. § 1.409A-3(j)(4)(vi); provided that, the total payment accelerated under this Sec. 9.2 shall not exceed the aggregate of the FICA taxes due and the income tax withholding related to such FICA taxes.  The amount accelerated hereunder will reduce the amount credited to the Participant’s Account under Sec. 4.3.3.

9.3                               SUCCESSORS OF TRAVELERS.  The rights and obligations of the Company under the Plan will inure to the benefit of, and will be binding upon, the successors and assigns of the Company.

9.4                               EMPLOYMENT NOT GUARANTEED.  Nothing contained in the Plan nor any action taken hereunder will be construed as a contract of employment or as giving any Participant any right to continued employment with the Company or an Affiliate.

9.5                               GENDER, SINGULAR AND PLURAL.  All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require.  As the context may require, the singular may be read as the plural and the plural as the singular.

9.6                               CAPTIONS.  The captions of the articles, paragraphs and sections of this document are for convenience only and will not control or affect the meaning or construction of any of its provisions.

9.7                               VALIDITY.  In the event any provision of the Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

9.8                               WAIVER OF BREACH.  The waiver by the Company of any breach of any provision of the Plan will not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

9.9                               NOTICE.  Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement will be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Company, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company.  Such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Notices to the Company may be permitted by electronic communication according to specifications established by the Company.

9.10                        FACILITY OF PAYMENT.  When a Participant or the Beneficiary is under legal disability, or in the opinion of the Company is in any way incapacitated so as to be unable to manager his/her financial affairs, the Company may cause payments to be paid to the Participant’s or Beneficiary’s legal representative for the Participant’s or Beneficiary’s benefit, or the Company may cause payments to be applied for the benefit of the Participant or Beneficiary, in any manner that it may determine.

APPENDIX A

EXECUTIVE SAVINGS PLUS

The Plan contained an Executive Savings Plus component (the “ESP”) prior to January 1, 2005, which provided participants the ability to make elective deferrals of amounts in excess of the maximum deferral amounts permitted for a participant under the Company’s qualified defined contribution plan by reason of the limitations imposed by Code §§ 401(a)(17), 402(g), and 415.

The ESP was closed to further deferrals effective January 1, 2005, pursuant to an amendment to the Plan. The provisions of this Appendix A apply with respect to deferrals made under the ESP prior to January 1, 2005, with respect to any Active Participant in the Plan on or after January 1, 2005.  With respect to any other Participant (that is, any Participant who was not an Active Participant on or after January 1, 2005), this Appendix will not apply; rather, his/her rights will be determined in accordance with the ESP provisions of the Plan in effect prior to January 1, 2005, as such terms may be amended in a manner that preserves “grandfather” status under Code § 409A.

A.1                             Definitions.  Capitalized terms not otherwise defined in this Appendix A have the meaning ascribed to such terms in the main Plan.

(a)                                 “ESP Account” means a recordkeeping account to which a Participant’s ESP Deferrals, Excess Matching Credits and certain supplemental credits were recorded.

(b)                                 “Excess Deferrals” means the elective deferrals made under the ESP by a Participant prior to January 1, 2005.

(c)                                  “Excess Matching Credits” means the credit under the ESP on behalf of a Participant prior to January 1, 2005, to reflect the amount of matching contributions that would have been contributed to the Participant’s matching allocation account under the Company’s qualified defined contribution plan for the calendar year if the limitations under Code Sections 401(a)(17), 402(g) and 415 were disregarded, minus the amount of matching contributions actually made to his matching allocation account under the Company’s qualified defined contribution plan for the calendar year.

A.2          Participant Accounts.

The Company will maintain the following recordkeeping ESP Accounts for each Participant:

(a)                                 An Excess Deferral Account to reflect a balance attributable to ESP Deferrals;

(b)                                 An Excess Matching Credit Account to reflect a balance attributable to Excess Matching Credits.

(c)                                  An Economy Supplemental Account to reflect certain supplemental credits for certain Economy employees that were credited prior to January 1, 1997.  Such supplemental credits were equal to the amount by which supplemental contributions under The St. Paul Companies, Inc. Savings Plus Plan were reduced due to applicable limits under the Code for a calendar year.

A Participant or Beneficiary may elect to have his or her Account adjusted based on the performance of one or more investment options deemed to be available under the Plan.  The Company, acting through its Employee Benefits Investment Committee, will determine the investment options that will be made available under the ESP, which may include mutual funds, common or commingled investment funds, group annuity, deposit administration or separate account contracts issued by an insurance company, a self-directed brokerage account option or any other investment option deemed appropriate by the Company.  The Company, acting through the Investment Committee, may at any time and from time to time add to or remove from the investment options under the ESP.

A.3                             Vesting.  A Participant will at all times be fully vested in his Excess Deferral Account.  A Participant is vested in his/her Excess Matching Contribution Account and Economy Supplemental Account to the same extent that he/she is vested in the comparable account under the Travelers 401(k) Savings Plan (or a successor plan).

A.4          Distribution of Benefits.

(a)                                 $50,000 or Less.  If a Participant’s ESP Account balance is $50,000 or less as of his/her Separation from Service, the Participant’s vested Account balance will be distributed in a single lump sum on the

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first day of the seventh (7th) month after the month in which the Participant has a Separation from Service.

(b)                                 More than $50,000.  If a Participant’s vested ESP Account balance exceeds $50,000 as of the date of his/her Separation from Service, the Participant’s vested Account balance will be paid to him in ten (10) annual installments, commencing on the first day of the seventh (7th) month after the month in which the Participant has a Separation from Service.

A.5                             Death Benefit.  Any undistributed vested ESP benefit remaining at the time of a Participant’s death will be distributed to the Participant’s designated beneficiary after the Company determines that a survivor benefit is payable under the Plan — that is, the date the Company is provided with the documentation necessary to establish the fact of death of the Participant and the identity and entitlement of the Beneficiary.  The Participant’s ESP Account will be paid in a lump sum, based upon the value of the Participant’s ESP Account as of the close of the last day on which the major stock exchanges were open on or immediately prior to the date of payment; provided however, that if an installment payout to the Participant has already commenced at the time of the Participant’s death with respect to a given ESP Account, the installment payout will continue in accordance with the originally elected schedule.

A.6                             Beneficiary Designation.  Unless a Participant otherwise designates, in the manner prescribed by the Company, the Beneficiary to whom the undistributed balance of the Participant’s vested ESP Account will be paid in the event of his/her death will be the same as the Participant has designated, or in the absence of a valid designation hereunder, as is otherwise applicable with respect to the Participant under the Travelers 401(k) Savings Plan.  The Company’s good faith distribution based on his actual knowledge of the existence of a Participant’s beneficiaries will be conclusive and binding on all beneficiaries of a Participant.  Notwithstanding any provision of the Travelers 401(k) Savings Plan to the contrary, a Participant may designate any beneficiary or beneficiaries under the ESP and may revoke any previous designations without the consent of the Participant’s Spouse.

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